Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 26, 2004, relating to the financial statements and financial statement schedule of Worldspan, L.P. as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 and for the six months ended June 30, 2003 and of our report dated March 26, 2004, except as to Note 18 for which the date is June 28, 2004, relating to the financial statements and financial statement schedule of Worldspan, L.P. as of December 31, 2003 and for six months ended December 31, 2003, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/S/ PRICEWATERHOUSECOOPERS LLP

Atlanta, Georgia
July 19, 2004